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Exhibit 5.1

January 8, 2016

Aralez Pharmaceuticals Inc.
2800 Park Place
666 Burrard Street
Vancouver, British Columbia, Canada V6C 2Z7

Dear Sirs/Mesdames:

Re: Common Shares of Aralez Pharmaceuticals Inc. (the "Corporation")

        We have acted as counsel to the Corporation in connection with the filing of the Registration Statement on Form S-1, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "SEC"). The Registration Statement relates to the proposed offering and sale of up to 7,200,000 common shares, no par value (the "Shares") of the Corporation. All of the Shares are being registered on behalf of certain shareholders of the Corporation. Further reference is made to the Agreement and Plan of Merger and Arrangement dated as of June 8, 2015, as amended on each of August 19, 2015 and December 7, 2015 (the "Merger Agreement"), by and among the Corporation, POZEN Inc. ("Pozen"), Tribute Pharmaceuticals Canada Inc., ("Tribute") and certain wholly owned subsidiaries of the Corporation pursuant to which the Corporation will indirectly acquire all of the issued and outstanding shares of common stock of Pozen and common shares of Tribute. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.

        We are not qualified to practice law in the United States of America. The opinions expressed herein relate only to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and we express no opinion as to matters of tax or on any laws other than the laws of British Columbia and the federal laws of Canada applicable therein (and the interpretation thereof) as such laws exist and are construed as of the date hereof (the "Effective Date"). The opinions expressed herein do not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update these opinions or advise any person of any change in law or fact that may come to our attention after the Effective Date.

        For the purposes of our opinions, we have examined originals, copies, or certified copies of resolutions of directors of the Corporation and shareholders of the Corporation and such other documents as we have considered necessary or appropriate in giving this opinion, including the following:

  a)
  the Certificate of Incorporation, Notice of Articles and Articles of the Corporation as in effect on the date hereof;

  b)
  a Certificate of Good Standing of the Corporation issued on January 7, 2016 by the British Columbia Registrar of Companies;

  c)
  the Merger Agreement;

  d)
  the Amended and Restated Share Subscription Agreement, dated as of December 7, 2015 by and among the Corporation, Pozen, Tribute and certain investors thereunder (the "Subscription Agreement"); and

  e)
  a copy of the resolutions of the board of directors of the Corporation dated December 6, 2015 approving the Merger Agreement and the transactions contemplated thereby, including the issuance of all of the securities to be issued pursuant to the merger and the arrangement, as well as approving the Subscription Agreement and the issuance of all Shares to be issued pursuant to the Subscription Agreement.

        We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates and documents relating to the Corporation as we have deemed necessary or relevant for the purpose of the opinions hereinafter set forth.

        We have assumed with respect to all of the documents examined by us, the genuineness of all signatures and seals, the legal capacity at all relevant times of any natural person signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as a reproduction (including facsimiles and electronic copies), that the minute books of the Corporation contain all constating documents of the Corporation and are a complete record of the minutes, resolutions and other proceedings of the directors (and any committee thereof) and shareholders of the Corporation prior to the Effective Date, and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation as to factual matters. We have conducted such searches in public registries in British Columbia as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters.

        Whenever our opinion refers to shares of the Corporation whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares, either in order to complete payment for the Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received.

        We have further assumed that none of the Corporation's current Notice of Articles and Articles nor the resolutions and authorizations of the shareholders or directors of the Corporation upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities.

        We have assumed the absence of fraud on the part of the Corporation and its respective officers, employees, agents and advisers and that the Corporation will issue the relevant Shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Corporation will be fully solvent at the time of and immediately following the issue of the Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of the Shares; and (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Corporation prior to the issue of the Shares.

        We have assumed that the Registration Statement becomes and remains effective, that the Corporation takes the corporate steps described in the Merger Agreement prior to the Completion Date (as defined in the Merger Agreement) and that Completion (as defined in the Merger Agreement) occurs in accordance with the terms and conditions of the Merger Agreement without waiver or amendment. We have further assumed that the Corporation takes the corporate steps described in the Subscription Agreement prior to the Investment Closing (as defined in the Subscription Agreement) and that the Investment Closing occurs in accordance with the terms and conditions of the Subscription Agreement without waiver or amendment.

        We have assumed that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable U.S. federal securities laws and U.S. state securities or "blue sky" laws.

        Based and relying on the foregoing qualifications and assumptions, and assuming receipt of the appropriate consideration for the Shares, we are of the opinion that:

  1.
  When issued at the Investment Closing the Shares will be validly issued as fully paid and non-assessable shares.

        We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the proxy statement / prospectus that is a part of the Registration Statement.

Yours truly,

/s/ DLA Piper (Canada) LLP
DLA Piper (Canada) LLP

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  Exhibit 5.1